                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES        Exhibit 99.1
                      Consolidated Statements of Earnings
                   (in thousands, except per share amounts)
                                  (Unaudited)



                                             Three Months Ended March 31,
                                             ----------------------------
                                                    1997      1996
                                                    ----      ----
 Revenues:

  Commissions                                     $ 58,222  $ 52,005
  Investment banking                                74,871   101,838
  Principal transactions                            31,994    52,508
  Interest and dividends                            35,653    32,909
  Advisory and other                                32,779    31,580
                                                  --------  --------
   Total revenues                                  233,519   270,840
                                                  --------  --------


Operating expenses:

  Compensation and benefits                        122,434   145,575
  Communications                                    10,704     8,642
  Occupancy and equipment                            9,144     8,763
  Interest                                          12,308    12,185
  Floor brokerage, exchange
   and clearing fees                                 5,829     4,943
  Other operating expenses                          21,597    23,466
                                                  --------  --------
  Total operating expenses                         182,016   203,574
                                                  --------  --------

Earnings before income taxes                        51,503    67,266
Income taxes                                        20,344    26,570
                                                  --------  --------
Net earnings                                      $ 31,159  $ 40,696
                                                  ========  ========

Earnings per share:
  Primary                                         $   1.23  $   1.67
                                                  ========  ========
 Fully diluted                                    $   1.10  $   1.48
                                                  ========  ========

Weighted average number of shares outstanding:
  Primary                                           25,294    24,316
                                                  ========  ========
  Fully diluted                                     29,079    28,009
                                                  ========  ========

Cash dividends declared per share                 $   0.17  $  0.133
                                                  ========  ========

See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                Consolidated Statements of Financial Condition
                                (in thousands)

                                   ASSETS



                                                    March 31,   December 31,
                                                      1997          1996
                                                    ---------   ------------
                                                   (Unaudited)


Cash and cash equivalents                          $   71,689    $  109,800

Receivables:
     Customers                                      1,501,801     1,487,041
     Brokers, dealers and clearing organizations      339,638       368,099
     Current state and federal income taxes             4,139        17,429
     Other                                             53,360        59,097

Firm trading securities (Note 2)                      231,783       210,412

Securities purchased under agreements to resell        42,920        15,510

Deferred income taxes                                  50,194        46,433

Memberships in exchanges, at cost
  (market $3,836 and $3,597)                              323           323

Office equipment and leasehold improvements,
  at cost less accumulated depreciation and
  amortization of $47,589 and $44,580                  56,795        48,079

Investment securities (Note 5)                         57,742        56,889

Loans to employees to purchase convertible
  subordinated debentures (Note 6)                     60,657        54,454

Other assets                                           81,901        69,009
                                                   ----------    ----------
                                                   $2,552,942    $2,542,575
                                                   ==========    ==========

                                   (continued)

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
          Consolidated Statements of Financial Condition (continued)
                                (in thousands)

                     LIABILITIES AND STOCKHOLDERS' EQUITY



                                                      March 31,   December 31,
                                                        1997         1996
                                                      ---------   ------------
                                                     (Unaudited)


Bank loans                                            $  110,700    $  29,900

Payables:
   Cash management facility                               61,864       83,733
   Customers, including free credit balances             560,202      676,734
   Brokers, dealers and clearing organizations           653,320      495,947
   Current federal and state income taxes                  4,223        1,840
   Other                                                 196,209      378,981


Securities sold, not yet purchased (Note 2)               70,133       48,223

7 5/8% Senior notes                                      109,490      109,475

5 3/4% Convertible subordinated debentures                11,797       11,797

Employee convertible subordinated debentures (Note 6)     72,611       62,043


Commitments and contingencies (Note 7)
Stockholders' equity (Note 6):
  Common stock of $.10 par value
     Authorized 50,000,000 shares
     Issued and outstanding 24,920,106 shares in 1997
     and 24,030,822 shares in 1996                         2,492        2,403
  Additional paid-in capital                             156,371      125,882
  Loans to employees to purchase common stock             (9,392)     (10,320)
  Retained earnings                                      552,922      525,937
                                                      ----------   ----------
 Total stockholders' equity                              702,393      643,902
                                                      ----------   ----------
                                                      $2,552,942   $2,542,575
                                                      ==========   ==========


See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                                (in thousands)
                                  (Unaudited)

                                                            Loans To
                                                           Employees
                                               Additional  To Purchase             Total
                                       Common    Paid-in     Common    Retained  Stockholders'
                                       Stock     Capital     Stock     Earnings    Equity
                                       -----   ----------  ----------- --------  ---------
Three months ended March 31, 1997

Balance at December 31, 1996           $2,403  $125,882    $(10,320)   $525,937  $643,902
Net earnings                                -         -           -      31,159    31,159
Issuance of 665,889 shares of
  common stock                             66    19,627           -           -    19,693
Payments on employee loans                  -         -         520           -       520
Repurchase and retirement of
  4,866 shares of common stock              -      (201)          -           -      (201)
Compensation payable
  in common stock                          23    11,063           -           -    11,086
Loan forgiveness                            -         -         408           -       408
Dividends paid                              -         -           -      (4,174)   (4,174)
                                       ------   --------   --------    --------  --------
Balance at March 31, 1997              $2,492   $156,371   $ (9,392)   $552,922  $702,393
                                       ======   ========   ========    ========  ========

Three months ended March 31, 1996

Balance at December 31, 1995           $2,330   $113,234   $(12,470)   $386,193  $489,287
Net earnings                                -          -          -      40,696    40,696
Issuance of 563,712 shares of
  common stock                             56      9,987          -           -    10,043
Payments on employee loans                  -          -      1,769           -     1,769
Repurchase and retirement of
  2,901 shares of common stock              -        (79)         -           -       (79)
Compensation payable
  in common stock                          26      7,061          -           -     7,087
Loan forgiveness                            -          -         52           -        52
Dividends paid                              -          -          -      (3,175)   (3,175)
                                       ------   --------   --------    --------  --------
Balance at March 31, 1996              $2,412   $130,203   $(10,649)   $423,714  $545,680
                                       ======   ========   ========    ========  ========

See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                (in thousands)
                                  (Unaudited)


                                                         Three Months Ended March 31,
                                                         ----------------------------
                                                               1997        1996
                                                            ----------  ----------

Cash flows from operating activities:
 Net earnings                                               $  31,159   $  40,696
 Reconciliation of net earnings to net cash
  used for operating activities:
   Depreciation and amortization                                2,675       3,166
   Non-cash compensation awards                                16,882      10,037
   Gain on investment securities                                 (703)     (5,405)
   Other                                                         (280)        (66)
   (Increase) decrease in assets:
    Receivables                                                32,728    (142,953)
    Firm trading securities                                   (21,371)    (56,584)
    Deferred income taxes                                      (3,761)     (1,557)
    Securities purchased under agreements to resell           (27,410)      6,615
    Other assets                                              (13,223)    (22,515)
   Increase in liabilities:
    Payables                                                 (139,548)     37,811
    Securities sold, not yet purchased                         21,910      (5,066)
                                                            ---------   ---------

Net cash used for operating activities                       (100,942)   (135,821)
                                                            ---------   ---------

Cash flows from financing activities:
 Net proceeds (payments):
   Short-term loans                                            82,000      73,000
   Securities sold under repurchase agreements                      0      (2,460)
   Cash management facility                                   (21,869)     13,339
 Payments on term loans                                        (1,200)     (1,996)
 Issuance of common stock                                      19,486      10,501
 Repurchase of common stock                                      (201)        (79)
 Dividends paid to stockholders                                (4,174)     (3,175)
                                                            ---------   ---------

Net cash provided by financing activities                      74,042      89,130
                                                            ---------   ---------


Cash flows from investing activities:
 Purchase of office equipment and leasehold improvements      (11,061)     (1,590)
 Purchase of investment securities                             (5,705)     (6,247)
 Sale of investment securities                                  5,555      10,583
                                                            ---------   ---------
Net cash provided by (used for) investing activities          (11,211)      2,746
                                                            ---------   ---------
Net decrease in cash and cash equivalents                     (38,111)    (43,945)
Cash and cash equivalents at beginning of period              109,800      62,103
                                                            ---------   ---------
Cash and cash equivalents at end of period                  $  71,689   $  18,158
                                                            =========   =========

See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                                March 31, 1997
                                  (Unaudited)



(1) The accompanying consolidated financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary to fairly reflect Alex. Brown Incorporated's (the "Company") financial position and results of operations, consisting of normal recurring adjustments, have been included. Certain revenue and expense items in 1996 have been reclassified to conform to the current year presentation.



(2) Firm trading securities and securities sold, not yet purchased consisted of the following (in thousands):

                                      Long                  Short
                                      ----                  -----
                                  03/31/97   12/31/96   03/31/97   12/31/96
                                 ---------  ---------  ---------  ---------

United States government
 and agencies                    $  10,645  $   6,440  $  42,130  $  16,126
Mortgage-backed                     15,408     30,913          -          -
States and municipalities          117,075     97,306        389        379
Corporate debt                      41,290     22,810      9,835      7,310
Equities and convertible debt       47,365     52,943     17,778     24,408
                                 ---------  ---------  ---------  ---------
                                 $ 231,783  $ 210,412  $  70,133  $  48,223
                                 =========  =========  =========  =========

(3) In April, 1997, the Company declared a $0.17 per share quarterly cash dividend payable May 14, 1997 to stockholders of record on May 2, 1997.


(4) On April 6, 1997 Bankers Trust New York Corporation and Alex. Brown Incorporated announced that they signed a definitive agreement to merge. Under terms of the agreement approved unanimously by both boards of directors, each Alex. Brown common share will be exchanged for 0.83 shares of Bankers Trust common stock. The merger, which is expected to be completed by the fourth quarter of 1997, is subject to customary closing conditions, including certain regulatory approvals and shareholder approvals. The transaction is expected to be tax-free to shareholders and accounted for on a pooling-of-interests basis.


(5) Investment securities at March 31, 1997 and December 31, 1996 included $28.6 million and $24.5 million, respectively, of merchant banking investments.


(6) Convertible subordinated debentures issued to certain employees pursuant to the 1991 Equity Incentive Plan are convertible into the Company's Common Stock. The Company made loans to employees to fund the purchases of the debentures. During the first three months of 1997, employees converted $0.7 million convertible subordinated debentures, which were issued in prior years, into 82,190 shares of the Company's common stock.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued
                                March 31, 1997
                                  (Unaudited)



(7)  COMMITMENTS AND CONTINGENCIES



     LETTERS OF CREDIT

     At March 31, 1997, the Company's principal subsidiary, Alex. Brown & Sons Incorporated, was contingently liable for up to $53.5 million under unsecured letters of credit used to satisfy required margin deposits at five securities clearing corporations.



     LITIGATION

     In the course of its investment banking and securities brokerage business, Alex. Brown & Sons Incorporated has been named a defendant in a number of lawsuits and may be required to contribute to final settlements in actions, in which it has not been named a defendant, arising out of its participation in the underwritings of certain issues. A substantial settlement or judgment in any of these cases could have a material adverse effect on the Company. Although the ultimate outcome of such litigation is not subject to determination at present, in the opinion of management, after consultation with counsel, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.



(8) Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, was issued in February 1997 and, effective for financial statements issued for periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the consolidated statement of earnings and requires the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Earlier application is not permitted, but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. Pro forma EPS for the three month periods ended March 31, 1997 and 1996 are as follows:

                         March 31, 1997  March 31, 1996
                         --------------  --------------
           Basic               $1.27           $1.71
           Diluted             $1.10           $1.48

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION



Alex. Brown Incorporated (the "Company") is a holding company whose primary subsidiary is Alex. Brown & Sons Incorporated ("Alex. Brown"), a major investment banking and securities brokerage firm. The Company, like other securities firms, is directly affected by general economic and market conditions, including fluctuations in volume and price levels of securities, changes in interest rates and demand for investment banking and securities brokerage services, all of which have an impact on the Company's revenues, operating results and financial condition as well as its liquidity. Substantial fluctuations can occur in the Company's revenues and net earnings due to these and other factors.



In periods of reduced market activity, profitability is likely to be adversely affected because certain expenses, consisting primarily of salaries and benefits, communications and occupancy expenses, remain relatively fixed. Accordingly, net earnings for any period should not be considered representative of any other period.



In the following discussion, all share and per share information have been adjusted to reflect a three-for-two stock split paid on January 15, 1997.



                             RESULTS OF OPERATIONS
               FIRST QUARTER 1997 COMPARED TO FIRST QUARTER 1996



Revenues totaled $233.5 million, a 14% decrease as compared to $270.8 million in the first quarter of 1996. Commission revenues increased 12% to $58.2 million for the first quarter, primarily as a result of an increase in institutional and private client commission revenues. Investment banking revenues decreased 26% to $74.9 million, due to a 51% decrease in merger and advisory revenues to $14.9 million and a 21% decline in corporate underwriting revenues. Principal transaction revenues decreased 39% to $32.0 million, primarily due to decreases in equity trading. Interest and dividend revenues increased 8% to $35.7 million, primarily as a result of interest earned on higher margin loan balances. Advisory and other revenues increased 4% to $32.8 million. This increase was primarily attributable to a 36% increase in advisory revenues to $22.8 million. Partially offsetting this increase were lower gains from investments which totaled $0.7 million in the first quarter as compared to $5.4 million in the first quarter of the prior year and a 7% reduction in fees from correspondent services to $6.8 million. Assets under management totaled approximately $12.8 billion at March 31, 1997.



Expenses totaled $182.0 million, an 11% decrease as compared to $203.6 million in the first quarter of 1996. Compensation and benefits decreased 16% to $122.4 million from $145.6 million, as a result of decreased incentive expense. Communications expense increased 24% to $10.7 million due to higher costs for quote services and an increase in communications expense associated with the Baltimore headquarters relocation completed during the quarter. Occupancy and equipment expenses increased 4% to $9.1 million primarily as a result of additional space with the new Baltimore headquarters. Interest expense increased 1% to $12.3 million from $12.2 million primarily due to the cost of financing increased margin loan balances. Floor brokerage, exchange and clearing fees increased 18% to $5.8 million, primarily due to costs associated with the increase in shares traded on the New York Stock Exchange. Other operating expenses decreased 8% to $21.6 million due to a reduction of expenses associated with the reduced level of business activity.


The Company's effective tax rate for the quarter was 39.5%, unchanged from the first quarter of 1996.


As a result of the above, net earnings decreased 23% to $31.2 million from $40.7 million in the first quarter of 1996. Primary and fully diluted earnings per share were $1.23 and $1.10, respectively, as compared to $1.67 and $1.48 for the same period in the prior year.



                        LIQUIDITY AND CAPITAL RESOURCES



The Company's consolidated statement of financial condition reflects a liquid financial position. The majority of the securities (both long and short) in Alex. Brown's trading accounts are readily marketable and actively traded. Customer receivables include margin balances and amounts due on uncompleted transactions. Receivables from other brokers and dealers generally represent either current open transactions, which usually settle within a few days, or securities borrowed transactions which normally can be closed out within a few days. Most of the Company's receivables are secured by marketable securities. The Company also has investments in fixed assets and illiquid securities but such investments are not a significant portion of the Company's total assets.



High yield securities, also referred to as "junk" bonds, are non-investment grade debt securities which are rated by Standard & Poor's as lower than BBB-and by Moody's Investors Service as lower than Baa3. The market for high yield securities can be extremely volatile and many experienced significant declines in the past several years. At March 31, 1997, in its high yield operations, Alex. Brown had $14.6 million of long inventory and $1.2 million of short inventory as compared to $9.4 million of long inventory and $6.5 million of short inventory at year-end 1996.



As of March 31, 1997, the carrying value of the Company's merchant banking investments was $28.6 million, compared to $24.5 million at year-end 1996.
There was a net loss related to merchant banking investments of $0.7 million for the first three months of 1997. It is anticipated that merchant banking investments will generally have a holding period of three years or more and will be funded with existing sources of working capital. The Company has no outstanding bridge loans.



From time to time the Company makes subordinated loans to correspondents as part of its Correspondent Services business. These loans may be secured or unsecured and are funded through general working capital sources. At March 31, 1997, $3.0 million of such loans were outstanding.



The Company finances its business through a number of sources, consisting primarily of paid-in capital, funds generated from operations, free credit balances in customers' accounts, deposits received on securities loaned, repurchase agreements and bank loans, as well as through the issuance of debt and equity securities.



The Company borrows from banks on a short-term basis both on an unsecured basis and under arrangements pursuant to which the amount of funds available is based on the value of the securities owned by the Company and customers' margin securities pledged as collateral. In addition, the Company has borrowed on a long-term basis from banks on both an unsecured basis and with fixed assets pledged as collateral ("term loans"). The Company historically has been able to obtain necessary bank borrowings and believes that it will continue to be able to do so in the future. The Company and Alex. Brown have $450 million of unused committed lines of credit under revolving credit agreements (the "Credit Facilities") with various banks. The Credit Facilities expire between February 1998 and February 2000. The Credit Facilities and term loans contain various restrictive financial covenants, the most significant of which require the maintenance of minimum levels of net worth by both the Company and Alex. Brown and minimum levels of net capital by Alex. Brown. There were no outstanding borrowings under the Credit Facilities at March 31, 1997. The Company and Alex. Brown were in compliance with all restrictive covenants contained in the Credit Facilities and term loans at March 31, 1997.



Alex. Brown is required to comply with the net capital rule of the Securities and Exchange Commission. The Company's ability to withdraw capital from Alex. Brown may be limited by the rule. Alex. Brown has consistently exceeded minimum net capital requirements under the rule. At March 31, 1997, Alex. Brown had aggregate net capital of $427.4 million, which exceeded its minimum net capital requirement by $395.7 million.



During the first three months of 1997, the Company repurchased a total of 4,866 shares of its Common Stock at a cost of $0.2 million. As of March 31, 1997, the Company had a remaining repurchase authorization of approximately 1.5 million shares. The Company anticipates that, subject to market conditions, it will make additional repurchases in the future.



Management of the Company believes that existing capital and credit facilities, when combined with funds generated from operations, will provide the Company with sufficient resources to meet its present and reasonably foreseeable cash and capital needs.



                                RISK MANAGEMENT



The Company records securities transactions on a settlement date basis, generally the third business day following the trade execution. The risk of loss on unsettled transactions relates to customers' or brokers' inability or refusal to meet the terms of their contracts. The Company monitors its exposure to market and counterparty risk through a variety of financial, position and credit exposure reporting and control procedures. The Risk Management, Credit and Investment Committees, each of which meets on a regular basis, include members of senior management. Each trading department is subject to internal position limits established by the Risk Management Committee which also reviews positions and results of the trading departments. Alex. Brown's Credit Committee establishes and reviews appropriate credit limits for customers and brokers seeking margin, repurchase and reverse repurchase agreement facilities and securities borrowed and securities loaned arrangements. The Investment Committee approves investment purchases and sales and reviews holdings.



                                   INFLATION



Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses such as employee compensation, office space leasing costs and communication charges, and increases therein may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and on the value of securities owned by the Company, it may adversely affect the Company's financial position and results of operations.